Exhibit 5.1

[LEGAL OPINION ON BRBI LETTERHEAD]

April 26, 2005

Natural Health Trends Corp.
12901 Hutton Drive
Dallas, Texas 75234

Ladies and Gentlemen:

      Natural Health Trends, Corp., a Florida corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the sale by the selling shareholders listed therein of up to 2,159,704 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), and 1,369,704 shares of Common Stock issuable upon the exercise of certain common stock purchase warrants (collectively, the “Shares”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

      In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Articles of Incorporation and the Company’s Bylaws; (2) the Registration Statement and exhibits thereto; and (3) such other documents and instruments that we have deemed necessary for the expression of the opinion contained herein.

      Our opinion is limited to the laws of the State of New York and the federal laws of the United States of America. With your concurrence, we have assumed that the laws of the State of Florida are identical to the laws of the State of New York.

      Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Brown Rudnick Berlack Israels LLP
BROWN RUDNICK BERLACK ISRAELS LLP